Kolorfusion International, Inc. Files for Chapter 11 Reorganization

DENVER, CO -- (Marketwire - August 02, 2010) - On July 27, 2010, Kolorfusion International, Inc. (PINKSHEETS: KOLR) ("the Company") filed for voluntary Chapter 11 bankruptcy reorganization in the District of Colorado. The Company intends to, with Court approval, continue to conduct its business as usual without interruption. The Company expects that it will continue to operate its business as a "debtor-in-possession" under the jurisdiction of the United States Bankruptcy Court for the District of Colorado and in accordance with the applicable provisions of the Bankruptcy Code. The Company's bankruptcy attorney is Bonnie Bell Bond, Esquire, Law Office of Bonnie Bell Bond, LLC, Greenwood Village, Colorado.

About Kolorfusion International, Inc.

The Company owns, develops and markets a system for transferring color patterns to metal, wood, glass and plastic products. "Kolorfusion" is a process that allows the transfer of colors and patterns into coated metal, wood and glass and directly into plastic surfaces of virtually any shape or size. The creation of a pattern to be a part of a product's surface is designed to enhance consumer appeal, create demand for mature products, achieve product differentiation and customization and as a promotional vehicle.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The Company's actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company's business, changes in general economic conditions and changes in the assumptions used in making such forward-looking statements.

Media contact:
Bryan Chambers
(303) 340-9993
bchambers@kolorfusion.com